Exhibit 10.1

SeaChange International 50 Nagog Park Acton, MA 01720, USA +1.978.897.0100 www.seachange.com

September 6, 2019

Michael Prinn

Dear Michael,

Congratulations! I am pleased to confirm our offer to you with SeaChange International, Inc. (the "Company) as Chief Financial Officer, Treasurer, and Corporate Secretary reporting to Yossi Aloni, President & Chief Executive Officer. Your expected start date is October 1, 2019 (your "Start Date"). The starting salary for this position is $300,000 (less, of course, all required payroll taxes, deductions and withholdings), which will be paid bi-weekly at the rate of $11,538.46. We expect that you will perform any and all duties and responsibilities typically associated with your position, and any other duties assigned to you, in a satisfactory manner and to the best of your abilities at all times.

You will be eligible to participate each fiscal year in the Company's Short-Term Incentive Plan ("STI"). Such compensation will be based on the achievement of certain defined financial goals. For the current fiscal year your STI award will be prorated from your Start Date through January 31, 2020 with a guarantee for this fiscal year only of a minimum payout of $50,000. The targeted payout under the STI is 50% of your annual base salary.

All awards under the STI are paid in cash. Your STI goals for the current fiscal year will be provided under separate cover.

As equity compensation the Compensation Committee of the SeaChange Board of Directors (the "Compensation Committee") has resolved that you be granted a one-time option to purchase 100,000 shares of the Company's common stock. The exercise price of such option shall be the fair market value of the stock, as determined by the closing sales price for our stock (or the closing bid, if no sales were reported) on the Nasdaq Stock Market on the date the option is granted which will be your Start Date.

The grant, vesting and exercise of any option or any other equity vehicle shall at all times be subject to and governed by the Company's Amended and Restated 2011 Compensation and Incentive Plan.

The foregoing equity award is subject to Board approval, and the Company reviews them annually and reserves the right to modify the programs, including goals and targets, at its sole discretion at any time.

You will also be eligible each year for a Long-Term Equity Award (the "LTl Award"), based upon the achievement of certain long-term goals.

You will also be eligible, on your Start Date, on the same basis as other employees of the Company. Additionally, you will be eligible to participate in and to receive benefits under a 401(k) Plan and any Company group medical, dental, life, disability or other group insurance plan(s). Your eligibility to participate in and receive any particular benefit is subject to, and governed solely by, the applicable plan document. The Company has an unlimited time-off policy. Time off is to be pre-approved by your supervisor and is to be used in accordance with the Company's policies as in effect from time to time. The company also provides you with time off in observance of certain holidays as determined at the beginning of each fiscal year. The Company reserves the right to modify, change or terminate its benefits and benefit plans from time to time in its sole discretion.

If your employment with SeaChange is terminated by SeaChange without Cause (other than on account of death or Disability) and you are not entitled to payment pursuant to your Change in Control Agreement in connection therewith, subject to your execution of a general release and satisfaction agreement, in form and substance acceptable to the SeaChange, which shall Include, without limitation, a noncompete provision of one year, you will be entitled to (i) a one-time payment in an amount equal to the sum of 12 months of Base Salary, payable over 12 months in equal monthly instalments, subject to applicable withholding, and (ii) an amount of your Annual Bonus determined based on performance targets prorated to the date of termination and based on actual performance through date of termination (with the RSU portion of the Annual Award to be subject to vesting on the last day of the following fiscal year). Capitalized terms used in this paragraph not otherwise defined in this letter shall have the meanings assigned to such terms in the Change in Control Agreement.

With the exception of the matters outlined in the attached Change in Control Agreement, please be advised that neither this letter nor its terms, constitutes a contract of employment, or a guarantee of employment for a specific period of time.

As a condition of your employment with the Company, you must sign and return the enclosed Employee Nondisclosure and Developments Agreement prior to your Start Date.

Neither this letter nor its terms constitute a contract of employment or a guarantee of employment for a specific period of time. Your employment will be at-will, and both you and the Company will have the right to terminate the employment relationship at any time, with or without reason or notice.

This offer is contingent upon the satisfactory presentation of appropriate documentation of your legal right to work in the United States. Original documentation (of the type set forth on the enclosed list) must be presented at orientation; photocopies cannot be accepted. Your employment with SeaChange Is also contingent upon a completed successful background and reference check, which may include a criminal history review.

This offer constitutes the complete agreement between you and the Company, contains all of the terms of your proposed employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. No variations, modifications or amendments  to this  offer shall be deemed valid unless reduced to writing and signed by the Company and you, provided that your employment will remain at-will unless otherwise set forth in a writing signed by the Company's Chief Executive Officer.

If you have any questions or require clarification, please contact me. To indicate acceptance of these terms, please sign and return a copy of this letter (via fax, pdf or regular mail).

We look forward to you becoming a part of our SeaChange Team!

Sincerely,

Yossi Aloni

President & Chief Executive Officer

Enclosures:

Employee Nondisclosure and Developments Agreement) Form of Change in Control Agreement

I accept the above employment offer and agree to its terms and conditions.  By accepting this offer of employment, I acknowledge that no prior employment obligations or other contractual restrictions exist which preclude my employment with SeaChange International. I represent that I am not relying on any representations made to me by anyone other than as set forth above.

Accepted:                 ,

/s/ Michael Prinn	Date:	9/6/19

Michael Prinn

EMPLOYEE NONDISCLOSURE AND DEVELOPMENTS AGREEMENT

In consideration and as a condition of my employment by SeaChange International, Inc. (the "Company"), as well as my access to Company confidential and proprietary business Information, I hereby agree with the Company as follows:

1.During the period of my employment by the Company (the "Employment Period"), I will devote my full time and best efforts to the business of the Company.

2.During the period of my employment by the Company  and for one (1) year thereafter (and regardless of the reason for my termination), I agree that I will not, directly or indirectly, solicit or hire (or attempt to solicit or hire) any employee, consultant or independent contractor of the Company, assist in such solicitation or  hiring in any way, or in any way encourage, induce or solicit any such employee, consultant or independent contractor to terminate his or her relationship with the Company.

3.  (a)I  will not  at  any  time,  whether  during  or after  the  Employment Period, reveal to any person or entity any confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), except as may be required in the ordinary course of performing my duties as an employee of the Company, and I shall keep secret all  matters entrusted to me and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or Indirectly, to the Company. Further, I agree that during and after the Employment Period I shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies  thereof, to the Company, at its main office.

(b)I further agree that during the term of my employment by the Company and at any time following the termination of my employment by the Company for any or no reason, whether voluntary or involuntary, with or without cause, I will not disclose to others, use or publish (other than as may be required by my duties while employed by the Company in the ordinary course of the Company's business) any Company Trade Secrets. The term "Trade Secrets" shall be given its broadest possible interpretation under the law of Massachusetts and under the Defend Trade Secrets Act  of 2016, and shall include (without limitation) all forms and types of financial, business, scientific, technical, economic, or engineering Information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, that is compiled, or memorialized physically, electronically, graphically, photographically, or in writing by the Company.

(c)I acknowledge and understand that: (i) I shall not be  held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (II) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed In a lawsuit or other proceeding, if such filing is made under seal; (iii) if I file a lawsuit for retaliation for reporting a suspected violation of law I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, provided I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

(d)I understand that, notwithstanding the forgoing, this Agreement does not limit my ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, any agency  Inspector General, or any other federal, state or local governmental agency or commission ("Government Agencies"), Including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice, to any Government Agency.

4.If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest  therein (whether  or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection) (herein called "Developments") that (I) relates to the business of  the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned me by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then:

(a)such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise;

(b)I shall promptly disclose to the Company (or any persons designated by it) each such Development;

(c)as may be necessary to ensure the Company's ownership of such Developments, I hereby assign any rights (including, but not limited to, any copyrights and trademarks) I may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation; and

(d)I shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary  plans and models) to the Company.

5.I will, during and after the Employment Period, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents,  acts  and things as the Company and Its duly authorized agents may reasonably require:

(a)to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or  other analogous protection.

In the event the Company is unable, after reasonable effort, to secure my signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

6.I represent that the Developments identified in the pages, if any, attached hereto as Exhibit A comprise all the unpatented and unregistered copyrightable Developments which I have made, conceived or created prior to the Employment Period, which Developments are excluded from this Agreement. I understand that It is only necessary to list the title and purpose of such Developments but not details thereof.

7.I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have,  in addition to any and all remedies of law, the right to an Injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

8.I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment.

9.No claim of mine against the Company shall serve as a defense against the Company's enforcement of any provision of this Agreement.

10.I represent that my performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement between me and any prior employer. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict with the terms of this Agreement.

11.Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

12.I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to  be  excessively broad as to scope, activity, subject  or otherwise  so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate Judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

13.My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

14.The term "Company" shall include SeaChange International, Inc. and any of its subsidiaries, subdivisions, affiliates and assigns. The Company  shall have  the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

15.I acknowledge that my covenants in this Agreement are given  in exchange for, among other things, my employment and the terms and conditions of such employment. My covenants are not tied to my present role, title or responsibilities. Therefore, the covenants in this Agreement shall survive any change in my role, title, responsibilities, compensation, benefits, or any other term or condition of my employment.

16.For the one (1) year period after the termination of my employment, and regardless of the reasons for such termination, I agree to provide a copy of this Agreement to any employer, prospective employer or other prospective recipient of my services; and I authorize the Company to provide a copy of this Agreement to any  person or entities that may or does employ or do business with, or consider employing or doing business with, me in the future.

17.This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.  Any  claims  or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained only and exclusively in any state or federal court located in Massachusetts, and both parties hereby consent to the Jurisdiction and venue of any such court. Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

18.I understand and agree that in the event I breach or fail to honor any term of this Agreement, and the Company is successful in whole or in part in any legal or equitable action to defend its rights under or to enforce any terms of this Agreement, I shall be required to reimburse the Company for all costs, expenses and reasonable attorneys' fees associated with such action.

19.This Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement, between me and the Company with respect to the subject matter hereof.

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20.This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

Very truly yours,

Silvia DeMelo,

Global Human Resources Director

Intending to be legally bound hereby, I have signed this Agreement under seal as of the day and year written below. I hereby acknowledge that I have been advised and am aware of my right to consult with an attorney prior to signing this Agreement.

By:	/s/ Michael D. Prinn	Date:	9/6/19

Name:	Michael D. Prinn

EXHIBIT A

Prior Developments

TO:	SeaChange International, Inc.

FROM:	Michael Prinn

DATE:

SUBJECT:	Previous Inventions

1.Except as listed in Section 2 below, the following is a complete 11st of all inventions, copyrighted works or improvements relevant to the subject matter of my employment by SeaChange International, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

No Inventions or improvements.

See below:
N/A

Additional sheets attached.

2,Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to Inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.	None	None	None

2.

3.

Additional sheets attached.